Exhibit F-2(d)


            [Letterhead of Thelen Reid & Priest LLP]


                              June 7, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549



Ladies and Gentlemen:

     We are familiar with (A) the Application-Declaration on Form U-1 (File No. 70-8719), as amended, filed with the Securities and Exchange Commission under the Public Utility Holding Company Act, as amended, by Entergy Mississippi, Inc. (the "Company") contemplating, among other things, the entering into arrangements for the issuance and sale of one or more series of tax-exempt bonds (the "Tax-Exempt Bonds") and in order to provide additional security for the Tax-Exempt Bonds, the issuance and delivery of one or more new series of the Company's General and Refunding Mortgage Bonds (the "Collateral Bonds"), (B) the Securities and Exchange Commission's Order, dated January 30, 1996, granting and permitting to become effective the Application-Declaration, as amended, with respect to the foregoing matters, and (C) the subsequent consummation, on May 28, 1999, of the entry by the Company into a Refunding Agreement with Independence County, Arkansas (the "Issuer"), and the related refinancing of outstanding pollution control revenue bonds through the issuance by the Issuer of a series of its Tax-Exempt Bonds and the related issuance by the Company of a new series of Collateral Bonds (the "Transactions").

     In connection therewith, we advise as follows:

               (1) The Company is a corporation duly organized and validly existing under the laws of the State of Mississippi.

               (2) The Transactions have been consummated in accordance with the Application-Declaration, as amended, and the Order of the Commission with respect thereto.

               (3) All state laws that relate or are applicable to the participation by the Company in the Transactions (other than so-called "blue sky" or similar laws, upon which we do not pass herein) have been complied with.

               (4) The Collateral Bonds are valid and binding obligations of the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyence, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law).

               (5) The consummation of the Transactions by the Company has not violated the legal rights of the holders of any securities issued by the Company or any associate company thereof.

     We are members of the New York Bar and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any jurisdiction other than the State of New York and the United States of America. In giving this opinion, we have relied, as to all matters governed by the laws any other state, upon an opinion of even date herewith of Ann G. Roy, Senior Counsel -- Corporate and Securities of Entergy Services, Inc., which is to be filed as an exhibit to the Certificate pursuant to Rule 24.

     We hereby consent to the use of this opinion as an exhibit to the Certificate pursuant to Rule 24.

                                   Very truly yours,

                                   /s/ Thelen Reid & Priest LLP

                                   THELEN REID & PRIEST LLP